BILATERAL WHOLESALE CARRIER AGREEMENT

This Agreement is between **Ariafone Telekom Ltd** (hereinafter sometimes referred to as "Carrier"), a Turkish corporation with its principal office at Aladag sok No 3 Kucukkaymakli Lefkosa - Turkish Republic of Northern Cyprus / Turkey and base office at 1238 cad No: 7/6 06460 Yukari Ovecler Cankaya, Ankara / Turkey, and **Meimoun & Mammon, LLC.** (hereinafter sometimes referred to as the "M&M"), a Florida corporation with its principal office at 1111 Brickell Ave, Suite 2200, Miami, Florida 33131 U.S.A. M&M and "Carrier" are also sometimes referred to individually as "Party" and collectively as "Parties".

PURPOSE

The Parties are telecommunications service providers in the business of providing telecommunications transport services to other carriers and each desire to purchase certain of such services from each other. The Parties hereby agree as follows:

1. **Services.**

(a) The Parties agree to furnish and to purchase the telecommunication services as set forth in the attached signed and numbered Appendices each of which will identify which Party is the buyer and which is the seller of the services. Except as provided in Article 3(a), Appendices may be amended only in writing signed by both Parties. Except as may otherwise be provided in an Appendix, the terms and conditions of this Agreement shall apply to each attached Appendix. All services covered under the Appendices are collectively referred to as the "Services".

(b) Interconnection between the Parties' networks shall be covered in the applicable Appendix.

2. **Term.**

This Agreement and each Appendix shall be effective on the latest date signed by a Party (the "Effective Date"). Subject to the early termination provisions herein, the initial term of this Agreement shall be from the Effective Date until the expiration of the last minimum commitment period, if any, for a circuit or route under an Appendix (the "Initial Term"). After expiration of the Initial Term, or the minimum commitment period for a circuit or route (the "Appendix Term"), this Agreement and the Appendices shall continue on a month-to-month basis unless either Party notifies the other in writing not less than 30 days prior of its intent to terminate this Agreement, or a particular Appendix. Services for a particular circuit or route shall commence on the date the ordered circuit or route has been tested and accepted by the buying Party in writing (the "Commencement Date").

3. **Rates and Charges; Payment Terms.**

(a) The buying Party shall pay for the Services at the rates and charges set out in each applicable Appendix, plus any applicable taxes for which the buying Party has not provided an exemption

certificate. Either Party may modify its rates in the applicable Appendix at any time on five (5) days prior written notice.

(b) The selling Party may commence billing for the Services on the applicable Commencement Date for a circuit or route. The selling Party shall invoice the other Party every Monday for the previous week's traffic usage, via facsimile or electronic mail after the close of each billing cycle and payment terms shall be **net four (4) days** from the other Party's receipt of the invoice. Late payments will be assessed a late charge of 1.5% per month (or the maximum amount permitted by law if less). Payments shall be made in U.S. dollars by electronic funds transfer or such other method as may be specified from time to time by the billing Party. If undisputed amounts are delinquent, the Party owed the delinquent amounts may offset such delinquent amounts against the charges it owes the delinquent Party.

(c) A Party shall notify the other in writing of any bona-fide, good faith dispute with the charges on an invoice within 30 days after receipt of the invoice. The notice shall include the reasons for the dispute. Undisputed amounts shall be paid in accordance with the payment terms set forth herein. The Parties agree to use their respective best efforts to resolve any dispute within 30 days after the non-disputing Party's receipt of the dispute notice, after which time either Party may institute an action with respect to the dispute if not resolved. After resolution of a dispute, an appropriate adjustment (including any applicable late charges) shall be made on the invoice following resolution.

(d) If a Party fails to pay any undisputed amounts by the due date of the invoice and does not pay the same within (two) 2 business days after its receipt of written notice from the other Party to do so, then the selling Party may limit or suspend Services, without further notice or demand, until such time as payment is made.

(e) Any monthly recurring charges and any minimum usage commitments for which a Party is responsible for a circuit or route shall be pro-rated for any month in which the Services on such circuit or route are interrupted or fail to meet the warranty provisions below, including interruptions or failures caused by force majeure events.

(f) All payments will be made in US Dolars and to the written bank accounts. Where payment is made by way of telegraphic transfer or wire transfer, both the Parties are responsible for their own local bank charges. Each Party shall bear the bank charges deducted by their respective local banks. Any intermediary bank charges shall be shared equally. Both Parties shall make payment according to the terms of the agreement. However if the amount payable by the Debtor Party to the Creditor Party is less than US$ Twothousand (2,000/=), both Parties shall accumulate the invoices and payment shall be made after the accumulated amount payable exceeds US$ Twothousand (2,000/=). If the Creditor Party wishes to receive the remінttance for an amount of less than US$ Twothousand (2,000/=) it shall bear the intermediary bank charges in totality. But neither Party may withhold payment pursuant to this provision for more than three consecutive billing cycles at a time, so that the invoice immediately following three consecutive invoice for which payment was withheld pursuant to this provision must be paid by its due date regardless of its aggregate amount due, in which case 50% of the total intermediary bank charges for the payment shall be borne by each Party.

(g) The Parties shall promptly investigate any disputed charges and any other amount payable under this Agreement in the event of a dispute. If the disputed amount is less than one (1) percent of the total (excluding taxes) of the relevant invoice, the total amount invoiced shall be due and payable

(a) Except to the extent covered by a Party's indemnification obligations below, neither Party shall be liable to the other for any indirect, special, incidental, consequential or punitive damages, including without limitation, lost profits or loss of goodwill, arising in any manner from this Agreement.

(b) The liability of either Party to the other with respect to the installation (including delays thereof), provision, maintenance, repair, interruption, or restoration of any Service or facilities provided under this Agreement (collectively, an "Event") shall not exceed an amount equal to the applicable charge under this Agreement for the circuit or route affected by the Event.

(c) Each Party shall defend and indemnify the other Party and its directors, officers, employees and agents from any and all claims, taxes, penalties, interest, expenses, damages, lawsuits or other liabilities (including without limitation, reasonable attorney fees and court costs) relating to or arising out of (i) acts or omissions in the operation of its business, and (ii) its breach of this Agreement; provided, however, the selling Party shall not be liable for, and shall not be obligated to indemnify the buying Party for, any claims by any third Party with respect to services provided by the buying Party which may incorporate or use any of the selling Party's services, for which such claims the buying Party shall defend and indemnify the selling Party hereunder.

7. **Termination**

This Agreement may be terminated by either Party upon the occurrence of any of the following events or pursuant to Sections 8. Or 11. (b) below.

(a) A material breach of this Agreement after notice thereof and failure of the breaching Party to cure such breach within: (i) ten days of receipt of such notice where the breach involves a failure to pay undisputed amounts when due, and (ii) 30 days of receipt of such notice for all other breaches; or

(b) The adjudication of bankruptcy of either Party under any federal, state or local bankruptcy or insolvency act, or the appointment of a receiver or any act or action constituting a general assignment by a Party of its properties and interest for the benefit of its creditors and such event is not discharged within 30 days of its occurrence.

8. **Force Majeure**

Neither Party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment, nor any consequence thereof, caused or occasioned by, or due to fire, earthquake, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, governmental actions, or any other cause beyond its reasonable control. The Party experiencing the force majeure event shall use reasonable efforts under the circumstances to avoid or remove such causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease. Notwithstanding the foregoing, if a force majeure event results in an interruption of the Services for more than fifteen (15) consecutive days, the buying Party may terminate the affected Services, or this Agreement, without liability for any early termination fee or charge.

9. Notices

Except as otherwise provided in this Agreement, its schedules and attachments, all notices (other than invoices) required or permitted hereunder shall be in writing and shall be deemed given upon delivery if hand delivered, or within 48 hours if sent by registered or certified mail, postage pre-paid, return receipt requested or by overnight courier. Notices will be addressed to a Party at its address set forth in the preamble or to such other address as a Party may provide to the other in writing.

Invoice notices to M&M should be sent to – invoice@nextgroupholdings.com
Invoice notices to Carrier should be sent to - billing@ariatelekom.com

Rate notices to M&M should be sent to – rates@nextgroupholdings.com
Rate notices to Carrier should be sent to - rate@ariatelekom.com

10. No-Waiver

No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. No consent by any Party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach or default.

11. Partial Invalidity; Government Action.

(a) Partial Invalidity If any term or provision of this Agreement shall be found to be illegal or unenforceable, then, notwithstanding such illegality or unenforceability this Agreement shall remain in full force and effect and such term or provision shall be deemed to be deleted.

(b) Government Action. Upon thirty (30) days' prior notice, either Party may, without liability to the other, cancel an affected portion of the Services or this Agreement in its entirety, if any material rate or term contained herein and relevant to the affected Services is materially changed by a governmental agency having jurisdiction over the Services or the Parties.

12. Proprietary Information.

(a) Each Party agrees that all information furnished to it by the other Party, or to which it has access under this Agreement, shall be deemed the confidential and proprietary information or trade secrets (collectively referred to as **"Proprietary Information"**) of the Disclosing Party and shall remain the sole and exclusive property of the Disclosing Party (the Party furnishing the Proprietary Information referred to as the **"Disclosing Party"** and the other Party referred to as the **"Receiving**

Party"). Each Party shall treat the Proprietary Information and the contents of this Agreement in a confidential manner and, except to the extent necessary in connection with the performance of its obligations under this Agreement, neither Party may directly or indirectly use or disclose the same to anyone other than its employees on a need to know basis and who agree to be bound by the terms of this Section, without the written consent of the Disclosing Party. The confidentiality obligations of this Section shall survive the termination of this Agreement and shall continue in force for a period of two (2) years from such termination.

(b) The confidentiality obligations of this Section do not apply to any portion of the Proprietary Information which is (i) or becomes public knowledge through no fault of the Receiving Party; (ii) in the lawful possession of Receiving Party prior to disclosure to it by the Disclosing Party (as confirmed by the Receiving Party's records); (iii) disclosed to the Receiving Party without restriction on disclosure by a person who has the lawful right to disclose the information; or (iv) disclosed pursuant to the lawful requirements or formal request of a governmental agency. If the Receiving Party is requested or legally compelled by a governmental agency to disclose any of the Proprietary Information of the Disclosing Party, the Receiving Party agrees that it will provide the Disclosing Party with prompt written notice of such requests so that the Disclosing Party has the opportunity to pursue its legal and equitable remedies regarding potential disclosure.

(c) Each Party acknowledges that its breach or threatened breach of this Section may cause the Disclosing Party irreparable harm, which would not be adequately compensated by monetary damages. Accordingly, in the event of any such breach or threatened breach, the Receiving Party agrees that equitable relief, including temporary or permanent injunctions, is an available remedy in addition to any legal remedies to which the Disclosing Party may be entitled.

(d) Neither Party may use the name, logo, trade name, service marks, trade marks, or printed materials of the other Party, in any promotional or advertising material, statement, document, press release or broadcast without the prior written consent of the other Party, which consent may be granted or withheld at the other Party's sole discretion.

(e) At the request of Disclosing Party upon termination of this Agreement or at any time or from time to time thereafter, the Receiving Party shall, as promptly as practicable and in all cases within five (5) days of such request, deliver to Disclosing Party all Proprietary Information of Disclosing Party then in Receiving Party's possession or under Receiving Party's control or, in lieu thereof, Receiving Party may destroy all of Receiving Party's copies of such Proprietary Information and certify to Disclosing Party in writing that such destruction has been accomplished.

13. **Successors and Assignment; Third Parties.**

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, provided however, that neither Party shall assign or transfer its rights or obligations under this Agreement to a non-affiliated third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b) The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of the Parties, and do not create any right, claim or benefit on the part of any person not a Party to this Agreement, including customers of either Party.

14. Taxes and Charges

The Parties acknowledge and understand that all charges set forth in the Appendices for the Services provided pursuant to this Agreement are exclusive of sales, use or privilege taxes or tax-like charges, fees or similar liabilities, including governmentally or quasi governmentally imposed charges levied upon a Party as a result of Services provided to the other Party. Such additional charges shall be paid by the Party receiving service in addition to all other charges provided for herein, except that any taxes or tax-related surcharges determined by the service provider's income, net worth, franchise or property shall be borne solely by the Party providing service. In the event that one Party provides the other with a direct payment permit, sale for resale exemption certificate, sales tax exemption certificate or other applicable exemption certificate, the other Party will not invoice the taxes covered by the exemption certificate(s), if such exemption certificate is applicable to the Services provided.

15. End Users

(a) Each Party is solely responsible for billing and collecting from its end users and providing such end users with customer service. Each Party agrees to notify the other Party as soon as reasonably possible in the event that an end user notifies the Party of problems associated with the Services, including without limitation, excess noise, echo, or loss of service.

(b) Each Party shall indemnify and hold harmless the other Party from all costs, expenses, claims or actions arising from fraudulent calls of any nature which may comprise a portion of the Services to the extent that the Party claiming the call(s) in question to be fraudulent is (or had been at the time of the call) an end user of such Services through that Party or an end user of the Services through that Party's distribution channels. Neither Party shall be excused from paying the other Party for Services provided or any portion thereof on the basis that fraudulent calls comprised a corresponding portion of the Services.

16. General.

(a) The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the Parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, the limitation of liability and indemnification provisions and those provisions relating to the making of any and all payments hereunder.

(b) This Agreement, together with all Appendices and exhibits incorporated herein from time to time by the Parties, represents the entire understanding of the Parties with respect to the subject matter hereof and all other agreements whether written or oral between the Parties relating to such subject matter are superseded by this Agreement. No subsequent agreement between the Parties concerning the Services shall be effective or binding unless it is in writing and signed by authorized representatives of both Parties.

(c) This Agreement shall be governed by the laws of Florida without regard to choice of law principles. Any civil action or other legal proceeding arising out of or relating to this Agreement, whether brought before or after any termination of this Agreement, shall be brought and maintained in Florida. The Parties hereby consent to the jurisdiction of courts located in Miami, Florida.

(d) In the event an action is brought or an attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect any moneys due hereunder the prevailing party will be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorney's fees, court costs, reasonable costs of investigation and other related expenses incurred in connection therewith.

(e) While this Agreement is in effect each Party shall comply with all laws and regulations applicable to this Agreement and the Services.

(f) Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

(g) No rules of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

(h) This Agreement is non-exclusive. Nothing in this Agreement shall obligate either Party to enter into or shall create a partnership or joint venture between the Parties or result in a joint communications service offering to third Parties, nor shall be deemed to prevent either Party from entering into an agreement or negotiation of any kind or nature with third parties. Each Party will act as an independent contractor under the terms of this Agreement and not as an agent or legal representative of the other Party for any purposes and neither Party has any right or authority to assume or create any obligation of any kind, express or implied, on behalf of the other or on behalf of any customers of the other or to any other person. All persons employed by either Party in connection with the Services provided under this Agreement shall be considered employees or agents of such Party only, and shall in no way, either directly or indirectly, be considered employees or agents of the other Party.

(i) The Parties agree that no public statements or announcements relating to this Agreement shall be issued by either Party without the prior written consent of the other Party.

The Parties, through their authorized representatives, have signed this Agreement on the respective dates as indicated below.

M&M

By: ______________________

Title: ______________________

Printed Name: ______________________

Date: ______________________

Ariafone Telekom Ltd.

By: ______________________

Title: Company Director

Printed Name: Irfan Basoglu

Date: 12-November-2015

Ariafone Telekom Limited

APPENDIX #1 A
(Termination Schedule)

This Appendix is incorporated into the Bilateral Services Agreement between Ariafone Telekom Ltd.and M&M dated (the "Agreement").

1. Unless otherwise stated, capitalized terms used herein have the same meaning as set forth in the Agreement.

2. SERVICES: M&M agrees to provide termination of Carrier's international direct distance dialing (IDDD) traffic to the destinations specified in Appendix 2A. All international calls, except Mexico, will be billed in one (1) second increments after once (1) second minimum. Mexico calls will be billed in one (1) minute increments. All domestic calls will be billed in six (6) second increments after a thirty (30) second minimum.

3. Carrier shall provide M&M with regular forecasts, in a mutually approved format, regarding the number of minutes per month expected to be terminated in various countries and/or cities, so as to enable M&M to configure optimum network arrangements. M&M reserves the right to limit the facilities it assigns to terminate traffic for Carrier. M&M will use reasonable efforts to provide Carrier with advance notice of any limitation of the facilities it assigns to Carrier. Carrier agrees to provide M&M with not less than seven (7) days notice of any projected increase in traffic greater than twenty five percent (25%) to a particular destination.

4. **INTERCONNECTION POINT**(s)

5. **MINIMUM CIRCUIT COMMITMENT PERIOD** (if any): ________________.

6. **MINIMUM USAGE/CIRCUIT CHARGES** (if any):____________________.

7. **CAPACITY:** ______________________.

M&M

By: ______________________________

Title: ______________________________

Printed Name: ______________________

Date: ______________________________

Ariafone Telekom Ltd.

By: [signature]

Title: Company Director

Printed Name: Irfan Basoglu

Date: 12-November-2015

Ariafone Telekom Limited

APPENDIX #1B

(Carrier Termination Schedule)

This Appendix is incorporated into the Bilateral Services Agreement between Ariafone Telekom Ltd. and the M&M, Inc., dated ____________, 2015 (the "Agreement").

1. Unless otherwise stated, capitalized terms used herein have the same meaning as set forth in the Agreement.

2. SERVICES: Carrier agrees to provide termination of international direct distance dialing (IDDD) traffic delivered by M&M to Carrier to the destinations specified in Appendix 2B. All international calls, with the exception of Mexico, will be billed in one (1) second increments after a one (1) second minimum. Mexico calls will be billed in one (1) minute increments.

3. M&M shall provide Carrier with regular forecasts, in a mutually approved format, regarding the number of minutes per month expected to be terminated in various countries and/or cities, so as to enable Carrier to configure optimum network arrangements. Carrier reserves the right to limit the facilities it assigns to terminate traffic for M&M . Carrier will use reasonable efforts to provide M&M with advance notice of any limitation of the facilities it assigns to M&M. M&M agrees to provide Carrier with not less than seven (7) days notice of any projected increase in traffic greater than twenty five percent (25%) to a particular destination.

4. INTERCONNECTION POINT(s):

5. MINIMUM CIRCUIT COMMITMENT PERIOD (if any): NONE_.

6. MINIMUM USAGE/CIRCUIT CHARGES (if any): N/A.

7. CAPACITY: ____________________.

M&M	Ariafone Telekom Ltd.
By: ____________________	By: [signature]
Title: ____________________	Title: Company Director
Printed Name: ____________________	Printed Name: Irfan Basoglu
Date: ____________________	Date: 12 · November - 2015

Ariafone Telekom Limited
CG 132